Exhibit 10.28
AMENDED AND RESTATED
ACCOUNTING SERVICES AGREEMENT
THIS AMENDED AND RESTATED ACCOUNTING SERVICES AGREEMENT (the “Agreement”) is made as of the 1st day of April, 2009 (“Amended Effective Date”) and hereby amends and restates the original Accounting Services Agreement dated December 1, 2005 (“Effective Date”) between BlackRock Financial Management, Inc. (“BlackRock”) and Allied World Assurance Company, Ltd (“Client”). WHEREAS, Client wishes to engage BlackRock, and appoint BlackRock as its agent, to provide investment accounting services for Client as set forth below; NOW, THEREFORE, the parties agree as follows:
1. Scope of Services. (a) Subject to the terms and conditions of this Agreement, BlackRock will perform investment accounting services for Client as set forth in Schedule A (the “Services”), and such additional accounting and other services as the parties may agree upon in writing from time to time. BlackRock is hereby authorized to communicate with Client’s custodian regarding Client’s account and portfolio and regarding reports and information provided by or pertaining to Client, Client’s custodian, or BlackRock.
(b) On or about the Effective Date, BlackRock shall commence work on the implementation process and other tasks (together, the “Conversion”) necessary to provide the Services. BlackRock will use commercially reasonable efforts to complete the Conversion by March 31, 2006, subject to the timely receipt of necessary information from Client. Upon completion of the Conversion, BlackRock will provide the Services to Client with an effective date as of January 1, 2006 (the “Services Commencement Date”).
(c) Client shall be responsible for: (1) coordinating communications among BlackRock and Client’s custodian and advisors; (2) filing any claims in connection with Client’s invested assets (though BlackRock will facilitate handling of certain claims, such as late-payment claims); (3) representing its interest in any litigation relating to or involving the invested assets of Client; (4) coordinating and controlling any movement of assets not relating to trades and resolving any discrepancies related to the movement of such assets; (5) notifying BlackRock of all such asset movement activity; (6) ensuring that all necessary information from Client is timely received by BlackRock (see Schedule A), including, without limitation, the information necessary to complete the Conversion; and (7) advising BlackRock of, and ensuring all material compliance with, laws, procedures, instructions, and regulations applicable to Client due to the specific nature of Client’s business. This will include performing all acts required with regard to any registration or qualification requirements imposed by any governmental or self-regulatory authority, such as registration with SEC or filings with the NAIC-SVO, to the extent applicable. Notwithstanding the foregoing, BlackRock may assist Client in its compliance efforts, as described in Schedule A. BlackRock shall be entitled to rely on, for all purposes under this Agreement, any and all instructions provided by Client. BlackRock may require, at its discretion, that any such instructions be certified to in writing by an officer of Client.
For the avoidance of doubt, unless otherwise provided in a separate written agreement with BlackRock, BlackRock’s sole responsibility is to provide the Services to assist Client in its financial reporting, and Client shall be solely responsible for (i) monitoring its investments for compliance with its investment guidelines, (ii) any judgments as to valuation of, or purchase or sale of, securities in its portfolio; and in any case, (iii) BlackRock shall have no responsibility for compliance with or the content of Client’s investment guidelines or for any actions of or conclusions drawn by Client with respect to its portfolios or securities, whether or not such conclusions are based on BlackRock’s Services.
(d) Client takes sole responsibility for the acts or omissions of its custodian and will have by the Services Commencement Date instructed its custodian, and will instruct any future custodian of Client (such instructions to remain in force during the term of this Agreement), to provide BlackRock (at Client’s request, on custodian’s initiative, or at BlackRock’s request) with custodian’s reports and other information of Client that BlackRock requires to perform its duties hereunder.
(e) BlackRock will provide reports to Client as provided for in Schedule A. The timely production of reports will depend on the timely receipt of complete Client data.
2. Representations by Client. Client represents and warrants that (a) it will comply with applicable law in its use of the Services; (b) the execution, delivery, and performance of this Agreement have been duly authorized and shall not conflict with any obligation of Client, whether arising by contract, operation of law, or otherwise; (c) this Agreement constitutes a valid and binding obligation; and (d) Client has all rights and power necessary to appoint BlackRock as its accounting agent.
3. Representations by BlackRock. BlackRock represents and warrants that (a) it will comply with applicable law in its performance of the Services; (b) the execution, delivery, and performance of this Agreement have been duly authorized and shall not conflict with any obligation of BlackRock, whether arising by contract, operation of law, or otherwise, (c) this Agreement constitutes a valid, and binding obligation, and (d) BlackRock has all rights and power necessary to provide the Services contemplated herein.
4. Fees. (a) Client shall pay BlackRock fees for the Services to be calculated and payable in the manner set forth in Schedule B (the “Fees”).
(b) Client agrees to reimburse BlackRock for all fees paid by BlackRock to the National Association of Insurance Commissioners’ Security Valuation Office (“NAIC-SVO”) to file or register Client’s securities with the NAIC-SVO, to the extent applicable.
(c) Certain assumptions regarding implementation of BlackRock’s responsibilities under this Agreement have been made based on information supplied by Client. If after the Amended Effective Date the composition of Client’s portfolios materially changes, the parties agree to jointly determine in good faith whether a reasonable increase in the amount of the Fees, and/or any reasonable changes to the Services, is required.
5. Confidential Information. (a) All information regarding this Agreement, the parties’ business and their subsidiaries and affiliates, any documents exchanged between the parties in connection with the Services, as well as all technology, processes, trade secrets, contracts, proprietary information, historical or projected financial information, organizational or operating data, strategic or management plans, and customer information or lists, whether received before or after the date hereof (“Confidential Information”), shall be kept in confidence by each of the parties hereto. Notwithstanding the foregoing, (i) Client may disclose Confidential Information contained in reports produced by BlackRock hereunder in the ordinary course of Client’s business and (ii) BlackRock may disclose certain information to third parties in the normal course of business (e.g., contractors and data vendors), subject to the requirement that such third parties be bound by and have agreed to comply with confidentiality obligations substantially equivalent to the terms of this Agreement.
(b) The parties’ obligations concerning Confidential Information shall survive seven years from termination or expiration of this Agreement. The term “Confidentiality Information” shall not apply to information that can be demonstrated is (i) publicly available, (ii) lawfully possessed by the recipient before disclosure by the other party, (iii) lawfully disclosed to a party by a third party without obligation of confidentiality, or (iv) independently developed by a party without reference to the other party’s Confidential Information.
Prior to any disclosure of Confidential Information that becomes necessary pursuant to applicable law, regulation, order or requirement or official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self regulating authority or entity, the receiving party will, to the extent reasonably possible and permissible: (a) promptly notify in writing the disclosing party thereof; (b) consult with the disclosing party on the advisability of taking steps to resist or narrow such request; (c) if disclosure is required or deemed advisable, co-operate with the disclosing party in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information or designated portions thereof; and (d) agree with the disclosing party on the timing and content of the disclosure.
Both parties acknowledge that the disclosing party’s Confidential Information may contain valuable trade secrets or business information and that the receiving party’s breach of this Agreement may cause irreparable damage to the disclosing party for which the disclosing party will be entitled to seek injunctive or other equitable relief (without the posting of a bond and without proof of actual damages) as well as monetary damages.
(c) BlackRock shall be permitted to include Client on its list of clients and BlackRock may describe the general nature of its work for Client under this Agreement; provided that BlackRock will not display Client’s name more prominently than its other clients and will obtain Client’s consent prior to making any other use of Client’s name. BlackRock shall not issue any press release in connection with this Agreement without Client’s prior written consent.
6. Limitations on Liability; Indemnity. (a) Subject to the limitations set forth herein and the provisions of subsection (c) below, (i) BlackRock shall indemnify Client against any and all losses, damages, costs, expenses (as they are incurred, including reasonable attorney’s fees), liabilities, claims, and demands (“Losses”) by third parties against Client in connection with this Agreement to the extent such claims arise out of BlackRock’s gross negligence, intentional misconduct, fraud, or illegal acts, except to the extent such claims are attributable to Client’s acts or omissions, and (ii) other than for claims that arise out of BlackRock’s gross negligence, intentional misconduct, fraud or illegal acts, BlackRock shall not be liable for any Losses in connection with this Agreement, even if arising out of its mistake in judgment, acts or omissions, or erroneous data or calculations. In no event shall either party be liable for any consequential, punitive, exemplary, incidental, or other indirect damages.
(b) Client shall indemnify BlackRock against Losses suffered by BlackRock in connection with this Agreement, and Client further agrees to reimburse BlackRock for all reasonable out-of-pocket expenses incurred by BlackRock in connection with investigating, preparing for or defending any action or claim, whether in connection with pending or threatened litigation to which BlackRock is a party, in each case, as such expenses are incurred or paid. Client, however, will not be responsible for any Losses that are finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence, intentional misconduct, fraud, or illegal acts of BlackRock.
(c) Other than with respect to claims for breach of confidentiality, BlackRock’s liability, in the aggregate, shall not exceed the fees payable by Client hereunder during the twelve (12) months immediately preceding the event giving rise to the liability. BlackRock’s entire liability to Client is set forth in this Section 6.
7. Force Majeure. Neither BlackRock nor Client shall be responsible for any delay or failure of performance resulting from causes beyond its reasonable control and without its fault or negligence. Notwithstanding the foregoing, if any event lasts for more than sixty days, Client may terminate without cost or obligation and Client shall be entitled to an appropriate refund.
8. Term. (a) The initial term of this Agreement will be extended for a 36-month period from the Amended Effective Date. Thereafter, this Agreement will renew for 12-month terms unless either party provides written notice to the other party of its desire not to renew at least 60 days in advance of the expiration of the then-current term.
(b) On the written request of Client, BlackRock will use reasonable efforts to make available an extract of all of Client’s data on BlackRock’s automated systems in ASCII File format or hard copy. Upon termination of this Agreement (and for the period specified by the Investment Advisers Act of 1940 (the “Act”) and regulations promulgated thereunder), BlackRock shall provide copies of such records at Client’s expense as Client may request, to the extent required to be maintained by the Act.
(c) In addition to the termination right described in Section 7 above, either party shall have the right to terminate this Agreement before its scheduled expiration date if the other party commits a material breach of its obligations that remains uncured more than 30 days after a written notice specifying in detail the nature of such breach. In the event that any third parties upon whom BlackRock relies in the provision of the Services are no longer able or willing to provide the requisite services to BlackRock or will only provide such services on commercially unreasonable terms, then BlackRock will use commercially reasonable efforts to provide alternatives to such services. If BlackRock is unable to provide alternatives to any such terminated services, then it may terminate this Agreement upon prior written notice to Client.
9. Auditing. Client shall have the reasonable right to audit all BlackRock’s books and records directly pertaining to the performance of the Services, and to obtain such copies of such books and records as its auditors may reasonably request in connection with such audit, provided that Client gives reasonable notice of the audit, and reviews the books and records during BlackRock’s normal business hours, and promptly reimburses BlackRock for any reasonable costs of photocopying such books and records. BlackRock also shall provide to Client a copy of its annual “SAS 70” report pertaining to the provision of the Services.10.
10. Applicable Law. This Agreement shall be construed pursuant to, and shall be governed by, the laws of the state of New York without regard to its conflicts of laws principles. The parties agree that all disputes arising under this Agreement shall be resolved in the state or federal courts in New York County, New York. Each party consents to jurisdiction and venue in such courts.
11. Assignment. Neither party may assign this Agreement without the other party’s prior written consent, which shall not be unreasonably withheld or delayed; provided, that either party may assign this Agreement without consent to an affiliate or in connection with a sale of substantially all of its assets or a merger or acquisition transaction. Subject to the foregoing, this Agreement shall be for the benefit of and binding upon the parties, their successors and permitted assigns.
12. Notices. Any notice given hereunder shall be in writing and delivered by hand, facsimile, or by first class mail, addressed as follows:
If to Client:
Joan H. Dillard
Executive Vice President and Chief Financial Officer
Allied World Assurance Company, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
Phone: 441-278-5400
Fax: 441-295-5753
With a copy to:
Wesley D. Dupont
Executive Vice President and General Counsel
Allied World Assurance Company, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
Phone: 441-278-5400
Fax: 441-292-0055

If to BlackRock:	With a copy to:

Charles S. Hallac	Robert P. Connolly
Managing Director	Managing Director & General Counsel
BlackRock Financial Management, Inc.
40 East 52nd Street

New York, NY 10022
Phone: (212) 810-5502 (212) 810-3743
Fax: (212) 810-3330 (212) 810-3744
Notices will be deemed given only upon actual receipt.
13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No understanding or agreement relating hereto shall be valid unless in writing and signed by both parties. The parties agree that Amendment No. 1 to the Agreement is no longer applicable.
14. Waiver. Waiver by a party of any provision or any breach of any provision of this Agreement shall not be deemed to be a waiver of such provision in any other instance or of any other breach of any provision hereof.
15. Severable. Any term or provision of this Agreement that is or may become invalid or unenforceable in any applicable jurisdiction shall be, as to such jurisdiction, deemed modified so as to allow enforceability of the parties’ original intent, as well as of the remaining terms and provisions of the Agreement.
16. Schedules. References to this Agreement shall be deemed to include any schedules, addenda, and exhibits hereto, taken as a whole with the Agreement.
17. Taxes. Client shall pay (or reimburse BlackRock) and be liable for taxes arising out of this Agreement, including sales, use, or other taxes, except taxes based on BlackRock’s net income or corporate status. If Client obtains an exemption from an applicable tax authority, upon receipt of a copy of the tax exemption letter or number from Client, BlackRock will no longer collect the taxes to which the exemption applies.
18. Construction. Any conflict between the body of this Agreement and the Schedules or attachments hereto that are expressly referenced herein shall be resolved in favor of such Schedules or attachments.
19. Survival. Sections 5, 6, 10, and any other provision that by its terms survives termination, shall survive the expiration or earlier termination of this Agreement.
20. Cooperation. The parties recognize that successful delivery of the Services will require mutual cooperation, communication, feedback, and interaction, including action required hereunder or reasonably requested by the other party to enable it to accomplish its obligations and responsibilities hereunder. Both parties agree to perform the foregoing responsibilities in good faith and in a professional manner.
21. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.
22. Independent Contractor. BlackRock is not an agent or employee of Client. The manner of BlackRock’s performance of the Services shall be in its sole discretion, subject to the requirement that BlackRock shall at all times comply with applicable law and its obligations hereunder. Client has no right or authority to control the manner or means by which the Services are rendered. BlackRock may hire third parties to perform some or all of its responsibilities under this Agreement. No such subcontracting shall relieve BlackRock of its obligations under this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Amended Effective Date.

Allied World Assurance Company, Ltd			BlackRock Financial Management, Inc.
By:	/s/ Joan H. Dillard		By:	/s/ Robert L. Goldstein
	Name:	Joan H. Dillard		Name:	Robert L. Goldstein
	Title:	EVP and Chief Financial Officer		Title:	Managing Director